FORM 5

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:         September 30, 1998
[  ] Form 3 Holdings Reported               Estimated average burden
[  ] Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and address of Reporting Person*

     Pettengill                      Ronald                          G.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     c/o Predictive Systems, Inc.
     417 Fifth Avenue
     --------------------------------------------------------------------
                                    (Street)

     New York                         NY                         10016
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

    Predictive Systems, Inc. (PRDS)
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
    12/2000                            |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [ X  ]  Director                     [    ]  10% Owner

        [ X  ]  Officer                      [    ]  Other (specify below)
                (give title below)

        President
-------------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (Check applicable line)

        [ X  ]  Form Filed by One Reporting Person
        [    ]  Form Filed by More Than One Reporting Person

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |     12/12/00              |     G                   |   150,000      |    D    |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |     12/12/00              |     G                   |   150,000      |    D    |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |    1,233,039              |     I                   |     By Connor Pettengill Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |    1,233,039              |     I                   |     By Julia Pettengill Trust
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

* If the form is filed by more than one reporting person,
  see instruction 4(b)(v).                                             (over)
                                                              SEC 2270 (9-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/ Ronald G. Pettengill                              2/14/01
------------------------------------                   -------------------
**Signature of Reporting Person                               Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                         Page 2
                                                                SEC 2270 (7-96)